EXHIBIT 11.1
AVINO SILVER & GOLD MINES LTD.
CODE OF ETHICAL CONDUCT

INTRODUCTION

This Code of Ethical Conduct ("Code") that applies to all directors, officers and employees (the “Executive and Staff”) of Avino Silver & Gold Mines Ltd. (the "Company").

This Code covers a wide range of financial and non-financial business practices and procedures.  This Code does not cover every issue that may arise, but it sets out basic principles to guide all Executive and Staff of the Company.  If a law or regulation conflicts with a policy in this Code, then personnel must comply with the law or regulation.  If any person has any questions about this Code or potential conflicts with a law or regulation, they should contact the Company's Board of Directors or Audit Committee.

All Executive and Staff should recognize that they hold an important role in the overall corporate governance and ethical standards of the Company.  Each person is capable and empowered to ensure that the Company's, its shareholders' and other stakeholders' interests are appropriately balanced, protected and preserved.  Accordingly, this Code provides principles to which all personnel are expected to adhere and advocate.  The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the shareholders, other stakeholders, and the public generally.

CODE PRINCIPLES AND RESPONSIBILITIES

Each Executive and Staff member shall adhere to and advocate to the best of their knowledge and ability the following principles and responsibilities governing their professional and ethical conduct:

1.    Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.  A "conflict of interest" exists when an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.  Directors must also comply with all applicable corporate law requirements of notice and disclosure in connection any transactions where a conflict of interest exists or a potential conflict of interest may arise.

2.    When disclosing information to constituents as may be permitted under the Communication Policy of the Company, provide them with information that is accurate, complete, objective, relevant, timely and understandable.  Reports and documents that the Company files with the securities regulators or releases to the public should contain full, fair, accurate, timely and understandable information.  The principal executive officer and principal financial officer shall review the annual and quarterly reports, and certify and file them with the applicable securities commissions.

3.    Comply with rules and regulations of federal, provincial and local governments, and other appropriate private and public regulatory agencies.

4.    Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts, or allowing their independent judgment to be subordinated.

5.    Protect and respect the confidentiality of information acquired in the course of their work, except when authorized or otherwise legally obligated to disclose.  Confidential information acquired in the course of their work shall not be used for personal advantage.

6.    Achieve responsible use of and control over all assets and resources employed by or entrusted to them.

7.    Promptly report code violations to the Company's Chair of the Board and Audit Committee Chair.

WAIVERS OF THE CODE

Any waiver of this Code for any person may be made only by the Audit Committee or the Board of Directors and will be promptly disclosed as required by law or the private regulatory body.  Requests for waivers must be made in writing to the Company's Chair of the Board and Audit Committee Chair prior to the occurrence of the violation of the Code.

REPORTING OF VIOLATIONS OF THE CODE, ILLEGAL OR UNETHICAL BEHAVIOR

Any Executive and Staff member should report observed violations of the Code and illegal or unethical behavior to the Company's Chair of the Board and Audit Committee Chair.  All reports will be treated in a confidential manner, and it is the Company's policy to not allow retaliation for reports made in good faith of misconduct by others.  The Company's Audit Committee will lead all investigations of alleged violations or misconduct.  All personnel are expected to cooperate in internal investigations of misconduct and violations of this Code.

VIOLATIONS OF THE CODE

All personnel who violate the standards of this Code will be subject to disciplinary action, which may include termination of employment, civil action and/or referral to law enforcement agencies for criminal prosecution.